Outbound Call Script

Hello, my name is (DIRECTOR NAME). May I please speak with (SHAREHOLDER’S FULL NAME)?

(Repeat the greeting if necessary)

I am calling regarding your current investment in The China Fund, Inc. As announced previously, the Fund’s Board of Directors approved a plan of liquidation and dissolution for the Fund, and recommends that the Fund’s stockholders vote for the liquidation of the Fund at the upcoming Special Meeting of Stockholders to be held on October 21, 2025. The Special Meeting will be held virtually by conference call commencing at 11 a.m., Eastern Time. Details of the proposed liquidation are included in the Fund’s Proxy Statement, a copy of which is available on the Fund’s website and will be mailed on or about October 9, 2025. On behalf of the other members of the Board, I would like to ask you to support the proposed liquidation of the Fund by voting your interest in the Fund as soon as practicable.

In determining to liquidate the Fund, the Board considered a variety of factors including, among others, the size of the Fund, the trading volume of the Fund’s shares, the Fund’s discount to net asset value, the availability of competing open-end products, such as exchange-traded funds, and prevailing geopolitical and market conditions. The Board also considered alternatives, including converting the Fund into an open-end management investment company. On balance, the Board determined that the liquidation of the Fund is in the best interests of the Fund and its stockholders. Do you have any questions about the proposed liquidation that I can answer?

(Pause for response)

If yes:

(Respond with information contained in the proxy statement.)

If no or following response to any questions:

Can we count on you to vote in favor of the proposed liquidation of the Fund?

(Pause for response)

If yes:

Thank you. Your vote is important and I encourage you to promptly vote your interest in the Fund following your careful review of the Proxy Statement by submitting your proxy by October 20, 2025.

(Proceed to methods of voting)

If no:

I understand. Regardless, your vote is important and I encourage you to vote your interest in the Fund following your careful review of the Proxy Statement by submitting your proxy by October 20, 2025.

(Proceed to methods of voting)

Methods of Voting:

You can vote you proxy by: internet at www.proxy-direct.com, telephone by calling 1-800-337-3503, which number is available 24 hours, scanning the QR code on your proxy card enclosed with the Proxy Statement, or signing and mailing your proxy card in the business reply envelope enclosed with the Proxy Statement.

Whether or not you expect to attend the Special Meeting on October 21, 2025, and to facilitate timely receipt of your proxy vote, we urge you to vote your shares of the Fund by one of the aforementioned means as promptly as possible. Voting now will not limit your right to change your vote or to attend the Special Meeting.

On behalf of the other members of the Board, I would like to thank you for your continued support of the Fund. Have a good day.

If the shareholder is unavailable:

I’m calling to ask that you vote your shares of the China Fund, Inc. in favor of the proposed liquidation of the Fund as soon as reasonably practicable. More information about the proposed liquidation and instructions to vote your shares can be found in the Proxy Statement, a copy of which is available on the Fund’s website and will be mailed to you on or about October 9, 2025. On behalf of the other members of the Board, I would like to thank you for your continued support of the Fund. Have a good day.